Exhibit 99.1

SOUTHERN STATES BANCSHARES, INC. ANNOUNCES COMPLETION OF $40 MILLION SUBORDINATED NOTES OFFERING
ANNISTON, Ala., October 26, 2022 (GLOBE NEWSWIRE) -- Southern States Bancshares, Inc. (NASDAQ: SSBK) (“Southern States" or the “Company"), the holding company for Southern States Bank, an Alabama state-chartered commercial bank (the “Bank”), announced today the completion of a private placement of $40 million in aggregate principal amount of 7.00% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “Notes”) to certain “accredited investors,” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and “qualified institutional buyers,” as defined in Rule 144A under the Securities Act.

Stephen Whatley, Chairman and Chief Executive Officer of Southern States, said, “We are pleased with the positive response of the market, which speaks not only to the attractive nature of the offering, but also to the Company's performance and strength. This transaction strengthens our ability to take advantage of market opportunities and create value for shareholders regardless of the operating environment."

Southern States expects to use the net proceeds from the sale of the Notes for general corporate purposes.

The Notes mature on October 26, 2032, and bear interest at an initial fixed rate of 7.00% per annum, payable quarterly in arrears. From and including October 26, 2027, to but excluding the maturity date or early redemption date, the interest rate will reset quarterly to a Three-Month Term Secured Overnight Financing Rate plus 306 basis points, payable quarterly in arrears. Southern States will be entitled to redeem the Notes, in whole or in part, on any interest payment on or after October 26, 2027, and to redeem the Notes in whole upon certain other events. The Notes have been structured to qualify as Tier 2 capital for regulatory capital purposes.

In connection with the issuance and sale of the Notes, Southern States entered into a registration rights agreement with the purchasers of the Notes pursuant to which Southern States has agreed to take certain actions to provide for the exchange of the Notes for subordinated notes that are registered under the Securities Act, with substantially the same terms as the Notes. Under certain circumstances, if the Company fails to meet its obligations under each registration rights agreement, it would be required to pay additional interest to the holders of the Notes.

Performance Trust Capital Partners, LLC served as placement agent for the offering, Jones Walker LLP provided legal counsel to Southern States, and Troutman Pepper provided legal counsel to the placement agent.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful. The Notes have not been registered under the Securities Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The indebtedness evidenced by the Notes is not a deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency or fund.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which reflect our current expectations and beliefs with respect to, among other things, future events and our financial performance. Such forward-looking statements include statements with respect to the offering, including the uses of proceeds. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. This may be especially true given the inflationary environment, the COVID-19 pandemic and governmental responses. Although we believe that the expectations reflected in such forward-looking statements are reasonable as of the dates made, we cannot give any assurance that such expectations will prove correct and actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in Southern States’ Annual Report on Form 10-K for the year ended December 31, 2021 and in other SEC filings under the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances or future events, or for any other reason.

About Southern States Bancshares, Inc.

Headquartered in Anniston, Alabama, Southern States Bancshares, Inc. is a bank holding company that operates primarily through its wholly-owned subsidiary, Southern States Bank (the "Bank"). The Bank is a full service community banking institution, which offers an array of deposit, loan and other banking-related products and services to businesses and individuals in its communities. The Bank operates 13 branches in Alabama and Georgia and two loan production offices in Atlanta.

Contact Information
Lynn Joyce
(205) 820-8065
ljoyce@ssbank.bank

Kevin Dobbs
(310) 622-8245
ssbankir@finprofiles.com